Exhibit 2.1

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “First Amendment”) is entered into and made effective as of October 29, 2019 (the “Effective Date”), by and among GEMPHIRE THERAPEUTICS INC., a Delaware corporation (“Parent”), GR MERGER SUB INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and NEUROBO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”).  Parent, Merger Sub and the Company are sometimes individually referred to herein as a “Party”  or collectively referred to herein as the “Parties”.

RECITALS

A.        The Parties previously entered into that certain Agreement and Plan of Merger and Reorganization dated July 24, 2019 (the “Merger Agreement”); and

B.         Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent.

C.        The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this First Amendment and the respective boards of directors of the Company, Merger Sub and Parent have each approved this First Amendment to be effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         AMENDMENT TO SECTION 5.13.  Section 5.13 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“5.13    Directors and Officers.  The Parties shall use commercially reasonable efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is composed of 10 members, with one such member to be designated by Parent, and 9 such members to be designated by the Company,  such designees to be provided prior to the filing of an amendment to the Registration Statement and (b) executive officers to be identified by the Company prior to the filing of the Registration Statement, are appointed to the applicable positions of Parent and the Surviving Corporation, in each case to serve in such positions effective as of the Effective Time until successors are duly elected or appointed and qualified in accordance with applicable Law.  Prior to the Company sending the Information Statement, all members of the Parent Board and officers of Parent who will no longer be members of the Parent Board or officers of Parent shall provide executed resignation letters to be effective immediately after the Effective Time.”

2.         AMENDMENT TO SECTION 8.5.  Section 8.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“8.5      Minimum Parent Cash Amount.  The Parent Cash Amount, calculated as of the Anticipated Closing Date, shall not be less than negative three million seven hundred fifty thousand dollars (-$3,750,000).”

3.         AMENDMENT TO SECTION 9.1(B).  Section 9.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b)      by either Parent or the Company if the Contemplated Transactions shall not have been consummated by February 22, 2020 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days by written notice to the other Party;”

4.         AMENDMENT TO DEFINITION OF “PARENT CASH AMOUNT” IN EXHIBIT A.  The definition of “Parent Cash Amount” set forth in Exhibit A attached to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Cash Amount” means, as of the applicable measurement date, (i) the sum of (without duplication) all Cash and Cash Equivalents, short-term investments, accrued investment interest receivable, and any prepaid refundable deposits listed on Section 1.12(a) of the Parent Disclosure Schedule of Parent less (ii) the sum of (without duplication) (A) Parent’s accounts payable, accrued expenses, and debt, and (B) any Parent Transaction Expenses; in each case, as of such applicable date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with GAAP and Parent’s audited financial statements and the Parent Balance Sheet.  For clarity, any consideration (i) actually received or to be received by Parent prior to the Anticipated Closing Date pursuant to signed purchase agreements in effect as of the Determination Date and not subject to any contingencies in connection with any Parent Financing or (ii) actually received prior to the Determination Date by Parent in connection with any Permitted Disposition, net of the current fair value of all liabilities and obligations relating to such Permitted Disposition, shall be included in the Parent Cash Amount.  Notwithstanding the foregoing, Parent Cash Amount shall not include any liabilities of Parent or payments of amounts by Parent that are covered by the Gemcabene Funding (as defined in the CVR Agreement).”

5.          PARENT BUDGET.  Parent delivered to the Company a revised operating budget concurrently with the execution of this First Amendment and all references to “Parent Budget” shall refer to the operating budget delivered with the execution of this First Amendment.

6.          APPLICABLE LAW. This First Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

7.         HEADINGS. The bold-faced headings contained in this First Amendment are for convenience of reference only, shall not be deemed to be a part of this First Amendment and shall not be referred to in connection with the construction or interpretation of this First Amendment.

8.         ASSIGNABILITY. This First Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.         CONSTRUCTION.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement.  The terms of this First Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this First Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this First Amendment. If there is any conflict between the terms, conditions and obligations of this First Amendment and the Merger Agreement, this First Amendment’s terms, conditions and obligations shall control.  All other provisions of the Merger Agreement not specifically modified by this First Amendment are expressly preserved.  This First Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a Party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the Effective Date.

GEMPHIRE THERAPEUTICS INC.

By:	/s/ Steven Gullans
Name:	Steven Gullans
Title:	Chief Executive Officer and President

GR MERGER SUB INC.

By:	/s/ Steven Gullans
Name:	Steven Gullans
Title:	Chief Executive Officer and President

NEUROBO PHARMACEUTICALS, INC.

By:	/s/ John L. Brooks III
Name:	John L. Brooks III
Title:	CEO & President

SIGNATURE PAGE TO

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION